Exhibit 99.3

Cirrus Logic Announces CEO and Board Leadership Transition Plans

AUSTIN, Texas--(BUSINESS WIRE)--November 2, 2020--Cirrus Logic, Inc. (Nasdaq: CRUS) today announced that Jason Rhode plans to step down as chief executive officer and director effective Jan. 1, 2021. The Cirrus Logic Board of Directors has appointed current President John Forsyth, 47, as president and chief executive officer effective Jan. 1, 2021. Rhode will remain at Cirrus Logic as an executive fellow where he will work with John following the transition of the CEO responsibilities, as well as continuing to be directly involved in customer relationships and talent development within the company. In addition, the company has announced that David Tupman will become chair of the Board of Directors, effective the same date, succeeding Al Schuele ahead of his retirement prior to the next annual meeting of stockholders.

Board Chair Al Schuele said, “It has been my pleasure to serve as Cirrus Logic’s chair alongside Jason the past eight years. During his tenure, Jason fostered significant financial growth, built excellent customer relationships and developed an outstanding corporate culture. We greatly appreciate his achievements over his many years at Cirrus Logic and expect to continue to benefit from his expertise as executive fellow. The Board unanimously selected John as our next CEO, based on his exceptional performance in various leadership positions since joining Cirrus Logic in 2014, and we are excited to work with him in this new role. We believe John’s strong leadership and strategic vision will continue to drive long-term value for our shareholders, employees and customers.”

“Leading Cirrus Logic for these past 13 years has been the privilege of a lifetime. We have built a great organization with cutting-edge engineering, outstanding employees and great relationships with some of the best customers in the world,” Rhode said. “As president, John has done a tremendous job leading the company. He has the passion, vision, leadership expertise and team necessary to be highly successful as CEO, and I am excited to continue working with him in our new roles.”

“I am excited and honored to become the next CEO of Cirrus Logic,” Forsyth said. “We have an extremely talented team with an extraordinary commitment to serving customers who create the world’s most innovative products. I believe that our strategic plan will continue to bring innovations that strengthen the company’s leadership position in audio and extend our success to new technology areas. I look forward to working closely with our Board of Directors, leadership team, employees and customers as we continue to fulfill our vision of being the first choice in signal processing.”

Forsyth, who joined Cirrus Logic in 2014 through the acquisition of Wolfson Microelectronics, has more than 20 years’ experience in embedded technology. He was named as the company’s president in January 2020. Before being named president, Forsyth served as chief strategy officer, responsible for driving Cirrus Logic’s product strategy for low-power, high-precision mixed-signal processing solutions. Prior to joining Wolfson in 2012, Forsyth had led product development and strategy in several technology companies, including serving as chief technical officer of the Symbian Foundation and as vice president of strategy at Symbian Software.

Tupman joined the Cirrus Logic Board in 2015 and is currently the owner of Details Lab Inc., an advisory firm focusing on scaling organizations for high-growth, technology development and new product introduction. From 2001 to 2011, Tupman rose from manager to vice president of Hardware Engineering at Apple, Inc., where he led the hardware engineering and technology teams for multiple mobile devices. He holds more than 30 U.S. and worldwide patents and he received his bachelor of engineering degree and an honorary doctorate in science, from the University of Salford, England.

This leadership transition will be discussed during the Q2 FY21 earnings call at 5 p.m. EST.

Cirrus Logic, Inc.

Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

Cirrus Logic, Cirrus, the Cirrus Logic logo are registered trademarks or trademarks of Cirrus Logic, Inc. © 2020

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements including our statements about our ability to drive long-term value for our shareholders, employees and customers; our expectation that we will continue to drive the Company’s long-term success; and our belief that our strategic plan will continue to bring innovations which strengthen the company’s leadership position in audio and expand to new technology areas. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risk factors listed in our Form 10-K for the year ended March 28, 2020, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Contacts

Bill Schnell
Public Relations
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Angie Hatfield
Strategic Communications, Inc.
(425) 941-2895
ahatfield@strategiccom.biz